Integrated Environmental Technologies, Ltd. Expands Its Board of Directors

March 8, 2011---Little River, South Carolina---Integrated Environmental Technologies, Ltd. (OTCBB: IEVM.OB) announced the addition of two independent Directors to its now seven-person Board of Directors.  Mr. David LaVance and Mr. Raymond Kubacki were duly nominated and elected to serve as Class III, one-year term Directors at IET’s March 3, 2011 regularly-scheduled meeting of the Board.

Mr. LaVance is the Chairman of the Board and CEO of Scivanta Medical Corporation (OTCBB: SCVM.OB), a publicly-traded medical device company focused on the development of a highly-specialized cardiac monitoring system.  Mr. LaVance specializes in developing life science and other emerging technology companies, as well as in advising companies about mergers, acquisition, divestitures and strategic alliances.  William E. Prince, Chairman of IET’s Board of Directors, commented, “IET will benefit greatly from David’s extensive experience in strategic planning for biotechnology and medical device companies, technology licensing and international distribution.  It is always helpful to have the expert advice of a Director who is well-versed in the law, as a cum laude graduate of Furman University and having received his J.D. from the Washington College of Law of the American University.”

Raymond Kubacki, Chairman of the Board, President and Chief Executive Officer of Psychemedics Corporation (NASDAQ CM: PMD), has a background and strong credentials in building small technology companies into high-growth companies with sustained revenue streams.  Holding an Advanced Professional Director Certification from the American College of Directors, Mr. Kubacki offers expertise from his experience in audit, independent, governance, nominating and compensation committees. In addition to extensive professional credentials, Mr. Kubacki received his B.A. from Harvard College and his M.B.A. from Harvard Business School.  Prince commented, “Ray’s professional experience as an investment officer at Massachusetts Financial Services Company, coupled with his nationally-recognized successes as a CEO, make him an ideal Director for IET.  We welcome Ray to our Board.”  “Speaking for all of IET’s Directors, we are honored and privileged to have both David and Ray join our Board of Directors,” Prince further stated.

About Integrated Environmental Technologies, Ltd. / IET, Inc.:  IET, Inc. is a wholly-owned, operating subsidiary of Integrated Environmental Technologies, Ltd. (OTCBB: “IEVM”).  Electrochemical activation (ECA) is innovatively deployed by IET’s EcaFlo® equipment, using water and a minute amount of sodium chloride, to reliably produce environmentally-responsible EcaFlo® Anolyte (active ingredient:  non-hazardous hypochlorous acid) at high concentrations and a neutral pH.  EcaFlo® Anolyte is EPA-registered as a hospital disinfectant which can be used safely wherever there is a need to control pathogens, bacteria, viruses, and germs.  To learn more about Integrated Environmental Technologies, Ltd. and IET, Inc., please visit our websites at http://www.ietltd.net (Investor Relations) and http://www.ietecaflo.com (Product Information).

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Investor Contact:
DRC Partners, LLC
Ross DiMaggio
(609) 718-0777
ross.dimaggio@ietltd.net
www.ietltd.net (Investor Relations)
www.ietecaflo.com (Product Information)